Exhibit 8.1

March 24, 2022

Algonquin Power & Utilities Corp.
354 Davis Road, Suite 100
Oakville, Ontario, Canada, L6J 2X1

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-3 (as amended or supplemented through the date hereof, the “Registration Statement”) of Algonquin Power & Utilities Corp. (the “Corporation”), relating to the registration of 25,000,000 common shares of the Corporation issuable pursuant to the Corporation’s dividend reinvestment plan. You have requested our opinion regarding the federal income tax matters described in the Registration Statement under the section “Certain Material U.S. Federal Income Tax Considerations,” as set forth below.

In preparing this opinion, we have examined and relied upon the Registration Statement and such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below.  We have also relied upon statements and representations made to us by representatives of the Company and have assumed the validity and the initial and continuing accuracy of the documents, analyses, records, statements, and representations referred to above.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the caption “Certain Material U.S. Federal Income Tax Considerations,” it is our opinion that the discussion under the caption “Certain Material U.S. Federal Income Tax Considerations,” to the extent it purports to describe specific provisions of the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder, presents in all material respects an accurate summary of such provisions.

We express no opinion other than the opinion specifically set forth above.

Algoquin Power & Utilities Corp.
March 24, 2022

We undertake no obligation to advise you of any subsequent changes in the facts stated or assumed herein or subsequent changes in applicable law. Any changes in the facts set forth or assumed herein may affect the conclusions stated herein.  This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion.

We express no opinion as to any laws of any jurisdiction other than the federal income tax laws of the United States of America.

This opinion is being delivered to you solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our prior written consent.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP